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Exhibit 2.2

AGREEMENT AND PLAN OF
CONVERSION MERGER

        THIS AGREEMENT AND PLAN OF CONVERSION MERGER ("Agreement") is entered into as of this 22nd day of May, 2008, respectively, by and among Emclaire Financial Corp. ("Emclaire"), a Pennsylvania corporation, The Farmers National Bank of Emlenton (the "Bank"), a national banking association and the wholly-owned subsidiary of Emclaire, and Elk County Savings and Loan Association ("Elk County"), a Pennsylvania-chartered mutual savings association.

        WHEREAS, Elk County desires to convert to the stock form of organization to facilitate a simultaneous merger with and into the Bank; and

        WHEREAS, the Boards of Directors of the Bank and Elk County have adopted a Plan of Conversion Merger (the "Plan of Conversion");

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Emclaire, the Bank and Elk County hereby agree as follows:

ARTICLE I
DEFINITIONS

        1.01    Definitions.    Any term used herein and not defined shall have the meaning given to such term in the Plan of Conversion. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          (1)   Agreement means this Agreement and the related Plan of Conversion, dated the date hereof, as each may from time to time be amended, restated or supplemented.

          (2)   Applications means the applications or notices to be filed with the OTS, the OCC, the FRB and the Department for the regulatory approvals that are required by applicable law in connection with the transactions contemplated hereby.

          (3)   Closing Date means such date as Emclaire, in consultation with Elk County, selects within 15 days after the occurrence of the following: (i) expiration of all applicable waiting periods in connection with all approvals from Regulatory Authorities; (ii) the satisfaction or waiver of all conditions to the consummation of the Conversion Merger; and (iii) the execution and filing with all Regulatory Authorities of all documents necessary to effect the Conversion Merger or on such earlier or later date as may be agreed by the parties and reflected in any such filings.

          (4)   Conversion Merger means the transactions whereby Elk County will (i) convert to a Pennsylvania-chartered stock savings association, and (ii) immediately thereafter merge with and into the Bank.

          (5)   Conversion Merger Consideration shall mean $1.00 in cash, without interest, for each share of Conversion Stock.

          (6)   Conversion Stock means the Elk County Common Stock to be authorized and issued by Elk County in its stock form as part of the Conversion Merger in exchange for the Conversion Merger Consideration.

          (7)   Department means the Pennsylvania Department of Banking.

          (8)   DIF means the Deposit Insurance Fund as administered by the FDIC.

          (9)   Exchange Act means the Securities Exchange Act of 1934, as amended.

          (10) Emclaire Common Stock means the common stock, par value $1.25 per share, of Emclaire.

          (11) Emclaire Preferred Stock means the serial preferred stock, par value $1.00 per share, of Emclaire.

          (12) Elk County means, as the context requires, either Elk County Saving and Loan Association in its current form as a Pennsylvania-chartered mutual savings association or as a Pennsylvania-chartered stock savings association.

          (13) Elk County Common Stock means the common stock, par value $0.10 per share, to be authorized by Elk County as part of the Conversion Merger.

          (14) Elk County Disclosure Schedule means, collectively, the disclosure schedules delivered by Elk County to Emclaire pursuant to this Agreement.

          (15) Elk County Financials means (i) the audited financial statements of Elk County as of December 31, 2007 and December 31, 2006 and for each of the years then ended and (ii) the unaudited interim financial statements of Elk County as of and for each calendar quarter thereafter.

          (16) Elk County Regulatory Reports means all reports, registrations, documents and statements, together with any amendments required to be made with respect thereto, that Elk County was required to file or otherwise submit since December 31, 2007, and will be required to submit prior to the Closing Date with or to the OTS, the Department, or any other Regulatory Authority pursuant to the laws, rules or regulations of the United States, the OTS, the FDIC, the Department, or any other Regulatory Authority.

          (17) Emclaire Disclosure Schedule means, collectively, the disclosure schedules delivered by Emclaire and the Bank to Elk County pursuant to this Agreement.

          (18) Emclaire Financials means (i) Emclaire's Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC, which contains Emclaire's audited balance sheets as of December 31, 2007 and 2006, and the related statements of income and statements of changes in stockholders' equity and cash flow for the years ended December 31, 2007, 2006 and 2005 and (ii) its Quarterly Report on Form 10-Q for the three months ended March 31, 2008, which contains unaudited balance sheets and related statements of income and statements of changes in stockholders' equity and cash flow as of and for the three months ended March 31, 2008 and 2007.

          (19) Environmental Laws means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response Act, Comprehensive Environmental and Liability Act, Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act, the federal Toxic Substances Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, and any similar state or local laws each as amended and as now in effect, and (ii) any common law or equitable doctrine (including. without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

          (20) ERISA means the Employee Retirement Income Security Act of 1974, as amended.

          (21) FDIC means the Federal Deposit Insurance Corporation.

          (22) FRB means the Federal Reserve Board.

          (23) GAAP means generally accepted accounting principles.

          (24) Hazardous Material means any substance, waste or other material presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, solid waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

          (25) IRC means the Internal Revenue Code of 1986, as amended.

          (26) IRS means the Internal Revenue Service.

          (27) Material Adverse Effect means with respect to an entity, any condition, event change or occurrence that is reasonably likely to have a material adverse effect upon (i) the financial condition, properties, assets, business, prospects or results of operations of such entity or (ii) the ability of such entity to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Plan of Conversion; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking, thrift and similar laws and/or regulations of general applicability or interpretations thereof by courts, (b) changes in GAAP or regulatory accounting requirements applicable to banks and thrifts generally, or (c) direct and indirect costs incurred to implement this Agreement.

          (28) OCC means the Office of the Comptroller of the Currency.

          (29) OTS means the Office of Thrift Supervision.

          (30) Plan of Conversion means the Plan of Conversion Merger (as it may from time to time be amended, restated or supplemented hereafter) adopted by Elk County and the Bank and to be filed with the OTS and the Department, a copy of which plan is attached hereto as Exhibit "A," pursuant to which Elk County will (i) convert to a Pennsylvania-chartered stock savings association, and (ii) immediately thereafter merge with and into the Bank.

          (31) Regulatory Authority means any agency or department of any federal, state or local government, including, without limitation, the OTS, the OCC, the FRB, the FDIC and the Department, or the staff thereof.

          (32) Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

          (33) Securities Act means the Securities Act of 1933, as amended.

          (34) Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank or savings association.

          (35) Tax Return means any return, report, information return or document (including any related or supporting information) required to be filed or otherwise provided with respect to Taxes.

          (36) Taxes means all taxes, charges, fees, levies, penalties or other assessments imposed or required to be collected by any United States federal, state, local or foreign taxing authority or political subdivision thereof, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties, fines, assessments or additions attributable thereto.

ARTICLE II
ACQUISITION, CONVERSION AND MERGER

        2.01    Conversion Merger.    Subject to the terms and conditions of this Agreement and the Plan of Conversion and the receipt of all required regulatory approvals, Elk County shall convert to a Pennsylvania-chartered capital stock savings and loan association and, immediately subsequent thereto, merge with and into the Bank with the Bank as the resulting institution ("Resulting Institution"). Qualifying deposit account holders of and borrowers from Elk County shall receive the right to subscribe for the shares of Emclaire Common Stock to be issued by Emclaire in connection with the Conversion Merger in accordance with the Plan of Conversion, OTS regulations and applicable Pennsylvania law.

        2.02    Liquidation Account.    At the Merger Effective Time (as defined in Section 2.04 below), the Bank shall establish on its books a liquidation account in accordance with the Plan of Conversion and applicable OTS and Department regulations for the benefit of, and in order to ensure a limited priority claim in the event of the liquidation of the Bank for, certain depositors of Elk County who shall become depositors of the Bank as a result of the transactions contemplated by this Agreement and the Plan of Conversion and who, following the Closing Date, remain as depositors of the Bank.

        2.03    Acquisition; Issuance of Elk County Stock.    Subject to the satisfaction or waiver of the terms and conditions of this Agreement and the Plan of Conversion, Emclaire shall acquire 1,000 shares of Conversion Stock, or all of the shares to be issued by Elk County in its conversion as provided for in the Plan of Conversion, in exchange for the Conversion Merger Consideration.

        2.04    Merger of Elk County into the Bank.    Immediately following Emclaire's acquisition of all of the Conversion Stock issued by Elk County and the closing of the offering of Emclaire Common Stock pursuant to the Plan of Conversion, Elk County shall be merged with the Bank, with the Bank as the resulting institution, in accordance with the applicable laws of the United States and the Commonwealth of Pennsylvania and the applicable regulations of the Department, the OTS and the OCC. The merger of Elk County with and into the Bank shall become effective upon the filing of Articles of Merger with the Department and the OCC (the "Merger Effective Time"). At the Merger Effective Time, all of the shares of Elk County Common Stock that are issued and outstanding immediately prior thereto shall thereupon be canceled.

        2.05    Deposit Accounts.    At the Merger Effective Time, all deposit accounts of Elk County shall be and become deposit accounts in the Resulting Institution without change in their respective terms, maturities, minimum required balances or withdrawal values. At the Merger Effective Time and at all times thereafter until such account ceases to be a deposit account of the Resulting Institution, each deposit account of Elk County shall be considered for interest or liquidation purposes as if it had been a deposit account of the Resulting Institution at the time such deposit account was opened.

        2.06    Transfer of Assets and Assumption of Liabilities.    At the Merger Effective Time, all of the assets and properties of every kind and character, real, personal and mixed, tangible and intangible, chose in action, rights and credits then owned by or that would inure to Elk County, shall immediately, by operation of law and without any conveyance or transfer and without any further act or deed on the part of Emclaire, the Bank or Elk County, be vested in and become the properties of the Resulting Institution, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by Elk County immediately prior to the consummation of the Conversion Merger. At the Merger Effective Time, the Resulting Institution shall assume and succeed to all of the rights, obligations, duties and liabilities of Elk County, including, without limitation, liabilities for all deposits, debts, obligations and contracts of Elk County, matured or unmatured, whether accrued, absolute, contingent and otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of Elk County.

        2.07    Offices.    At or after the Merger Effective Time, the current office of Elk County at 210 Main Street, Ridgway, Pennsylvania shall be held by the Bank. The principal office of Emclaire and the Bank shall continue to be 612 Main Street, Emlenton, Pennsylvania.

        2.08    Board of Directors and Executive Officers of Resulting Institution.    At and after the Merger Effective Time, the directors and executive officers of the Resulting Institution shall be those persons who served as directors and executive officers, respectively, of the Bank immediately prior to the Merger Effective Time.

        2.09    Articles of Association and Bylaws of Resulting Institution.    At and after the Merger Effective Time, the Articles of Association and Bylaws of the Bank shall be and remain the Articles of Association and Bylaws of the Resulting Institution.

        2.10    Approval by Boards of Directors.    At least two-thirds of each of the respective boards of directors of Elk County, the Bank and Emclaire shall approve the Conversion Merger as evidenced by the Plan of Conversion and this Agreement.

        2.11    Approval by Members.    Upon approval of the Plan of Conversion and the required Applications by the applicable Regulatory Authorities, this Agreement and the Plan of Conversion shall be duly submitted to the members of Elk County for their approval by the requisite vote of the members. Elk County shall use its best efforts to obtain the required approval of its members to the Conversion Merger.

        2.12    Reasonable Efforts to Effect Transactions.    Subject to the terms and conditions of this Agreement, each of Emclaire and Elk County agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective the Conversion Merger and any other transactions contemplated by this Agreement.

        2.13    Compliance with Banking Laws.    The acquisition of Elk County by Emclaire through the Conversion Merger shall be accomplished in accordance with this Agreement, the Plan of Conversion and with all applicable federal and state statutes and regulations, including those of the OTS, the FRB, the OCC and the Department. The consummation of the transactions contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals or non-objections.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ELK COUNTY

        Elk County hereby represents and warrants to Emclaire and the Bank that, except as set forth in the Elk County Disclosure Schedule, which has previously been delivered to Emclaire:

  3.01    Organization.

        (a)    General.    Elk County is a Pennsylvania-chartered mutual savings association duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Elk County has no direct or indirect subsidiaries. Elk County has all requisite power and authority and is duly qualified and licensed to conduct its business and operations as now being conducted and to own, lease and operate the properties and assets now owned or leased by it as presently operated. Elk County is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except, to the extent that any failures to so qualify would not, in the aggregate, have a Material Adverse Effect on the business, financial condition or results of operations of Elk County.

        (b)    Deposit Insurance.    The deposits of Elk County are insured by the DIF to the maximum extent provided by law.

        (c)    Minute Books.    The minute books of Elk County accurately record, in all material respects, all material corporate actions of its Board of Directors (including committees thereof) and members, and such minute books, together with all other books and records of Elk County, have been, and are being, maintained in accordance with applicable legal requirements.

        (d)    Charter and Bylaws.    Elk County has delivered to Emclaire true and correct copies of the Charter and the Bylaws of Elk County.

        3.02    Affiliations.    Except as disclosed in the Elk County Disclosure Schedule, Elk County does not own any equity interest, directly or indirectly, in any other company or control any other company, except for equity interests held in the investment portfolio of Elk County, equity interests held by Elk County in a fiduciary capacity and equity interests held in connection with the mortgage, home equity and other loan activities of Elk County. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Elk County with respect to any other company's capital stock. Except as disclosed in the Elk County Disclosure Schedule, Elk County is not a party to any transaction with any member of the Elk County Board of Directors or any officer of Elk County. Any and all such transactions set forth in the Elk County Disclosure Schedule comply with applicable banking regulations.

  3.03    Authority: No Violation.

        (a)    Authority.    Elk County has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and by the Plan of Conversion. The execution and delivery of this Agreement by Elk County and the consummation by Elk County of the transactions contemplated hereby and by the Plan of Conversion have been duly and validly approved by the Board of Directors of Elk County and no other corporate proceedings on the part of Elk County are necessary for the due authorization of the Agreement and the consummation of the transactions contemplated hereby and by the Plan of Conversion. Subject to receipt of all required approvals of Regulatory Authorities, this Agreement constitutes the valid and binding obligation of Elk County, enforceable against Elk County in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        (b)    No Conflict or Breach.    Except as disclosed in the Elk County Disclosure Schedule, neither the execution and delivery of this Agreement by Elk County nor the consummation of the transactions contemplated hereby and by the Plan of Conversion, will (i) violate, conflict with or result in a breach of any provision of the Charter or Bylaws of Elk County, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Elk County or to any of their properties or assets or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Elk County under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Elk County is a party or by which Elk County or any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under this clause (iii) none of which, either individually or in the aggregate, will have a Material Adverse Effect on Elk County.

        3.04    Consents and Approvals.    No consents or approvals of, notices to, exemptions or waivers by, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with the execution, delivery and performance of this Agreement by Elk County and the consummation by Elk County of the transactions contemplated hereby and by the Plan of Conversion, except for (i) the filing of the required Applications with and the approval or non-objection of the OTS, the FRB, the OCC and the Department; (ii) the filing with the SEC of a Registration Statement, of which the Proxy Statement / Prospectus that is to be mailed to eligible members of Elk County is a part, registering the Emclaire Common Stock to be issued in connection with this Agreement and the transactions contemplated hereby; (iii) the adoption of this Agreement and the Plan of Conversion by the requisite vote of the members of Elk County; (iv) the filing of the Articles of Merger with the Department and the OCC; and (v) such other filings, authorizations and approvals as may be set forth in the Elk County Disclosure Schedule.

  3.05    Regulatory Reports and Financial Statements.

        (a)    Elk County Regulatory Reports.    Elk County has previously delivered, and, as soon as available, will deliver to Emclaire the Elk County Regulatory Reports set forth in the Elk County Disclosure Schedule. The Elk County Regulatory Reports have been, and will be, prepared in accordance with applicable regulatory accounting principles and practices applied on a consistent basis throughout the periods covered by such reports, and fairly present, and will fairly present, the financial position, results of operations and changes in retained earnings of Elk County as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis (except for the omission of notes to unaudited statements, year end adjustments to interim results and changes to generally accepted accounting principles). All Elk County Regulatory Reports are, and will be, true and correct in all material respects and were, or will be, filed on a timely basis.

        (b)    Elk County Financials.    Elk County has previously delivered to Emclaire the Elk County Financials set forth in the Elk County Disclosure Schedule. As soon as available, Elk County will furnish Emclaire with the Elk County Financials for the fiscal years and/or calendar quarters ending after the date hereof. The annual financial statements of Elk County have been, and will be, prepared in accordance with GAAP applied on a consistent basis throughout the period covered by such statements. The quarterly Thrift Financial Reports of Elk County, and any other form of quarterly report, are true and correct in all material respects and accurately reflect the financial condition of Elk County. The Elk County Financials fairly present, or will fairly present, the financial position, results of operations and cash flows of Elk County as of and for the periods ending on the dates thereof. As of the dates of the Elk County Financials referred to above, Elk County did not have any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Elk County financial statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Emclaire.

        (c)    No Undisclosed Liabilities.    At the date of any balance sheet included or to be included in the Elk County Financials or the Elk County Regulatory Reports, Elk County did not have, and will not have, any liabilities or obligations which are not reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities and obligations which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations which are disclosed in the Elk County Disclosure Schedule.

        3.06    Taxes.    All federal, state, local and foreign Tax Returns and estimates required to be filed by or on behalf of Elk County have been, or will be, timely filed or requests for extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects. All Taxes shown or required to be shown on Tax Returns filed or required to be filed (as determined without regard to extensions) by or on behalf of Elk County have been, or will be, timely paid in full or adequate provision has been made for any such Taxes in the Elk County Financial Statements. There is no audit examination, deficiency or refund litigation with respect to any Taxes of Elk County that could result in a determination that would have a Material Adverse Effect on Elk County. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such Taxes in the Elk County Financial Statements. Elk County has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Taxes due that is currently in effect.

        3.07    No Material Adverse Effect.    Since December 31, 2007, except as disclosed in the Elk County Disclosure Schedule, Elk County has not incurred any material liability, except in the ordinary course of its business consistent with past practice, nor has there been any change in the financial condition, properties, business or results of operations of Elk County, which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Elk County.

        3.08    Anti-takeover Provisions.    Except as provided by 12 CFR 563b.525, there are no anti-takeover provisions in the Elk County Charter or Bylaws, OTS or Department rules and regulations, or other applicable federal or state laws, rules or regulations that will apply to or otherwise adversely affect this Agreement or the transactions contemplated herein.

  3.09    Contracts.

        (a)    General.    Except as disclosed in the Elk County Disclosure Schedule, or as otherwise specified herein, Elk County is not a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any officer, director or employee of Elk County, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, deferred compensation, retirement payments, profit sharing or similar arrangements for or with the officers, directors or employees of Elk County; (iii) any collective bargaining with any labor union relating to employees of Elk County; (iv) any indebtedness disclosed in the Elk County Disclosure Schedule, any instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Elk County is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contain financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Emclaire, the Bank or

Elk County; (v) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of IRC Section 28OG; (vi) any contract, plan, arrangement or instrument that is material to the financial condition, results of operations, business or prospects of Elk County; (vii) any agreement containing covenants that limit the ability of Elk County to engage in any particular line of business or to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Elk County may carry on its business (other than as may be required by law or any regulatory agency); or (viii) any contract or agreement, or amendment thereto, that would be required to be filed as an exhibit to a Elk County Regulatory Report that has not been filed as an exhibit thereto. Copies of all documents set forth in the Elk County Disclosure Schedule have been delivered to Emclaire as provided herein.

        (b)    No Breach or Default.    All the contracts, plans, arrangements and instruments identified in the Elk County Disclosure Schedule are duly and validly executed and delivered by Elk County and, to the knowledge of Elk County, duly executed and delivered by the other parties thereto, and Elk County has not breached any provision of, or defaulted in any respect under any term of, any such contract, plan, arrangement or instrument, and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as otherwise described in the Elk County Disclosure Schedule, no plan, employment agreement, severance agreement or similar agreement or arrangement to which Elk County is a party or under which they may be liable (i) contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder; (ii) provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control of Elk County or (iii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G.

  3.10    Ownership of Property; Insurance Coverage.

        (a)    Title to Assets.    Elk County has, and will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by it or used by it in the conduct of its business, whether real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Elk County Regulatory Reports and in the Elk County Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Elk County Disclosure Schedule and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Elk County, as lessee, has the right under valid and subsisting leases of properties (whether real or personal) used by it in the conduct of its businesses to occupy and/or use such properties as presently occupied and/or used by it.

        (b)    Insurance.    Elk County is presently insured for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Elk County are in full force and effect, Elk County is not in default thereunder, and all material claims thereunder have been filed in due and timely fashion. In the best judgment of Elk County management, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date thereof. A description of all currently maintained insurance is set forth in the Elk County Disclosure Schedule. Elk County has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased.

        3.11    Legal Proceedings.    Except as disclosed in the Elk County Disclosure Schedule, Elk County is not a party to, and there are not pending, or, to its knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Elk County or its officers and directors; (ii) to which Elk County's assets are subject; (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or (iv) that could adversely affect the ability of Elk County to perform its obligations under this Agreement, except for any proceedings, claims actions, investigations or inquiries which, individually or in the aggregate, could not be reasonably expected to have Material Adverse Effect on Elk County. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Elk County or its assets, which has had, or could reasonably be expected to have, a Material Adverse Effect on Elk County. No director or officer of Elk County currently is being indemnified or seeking to be indemnified by Elk County pursuant to applicable law or its governing documents.

  3.12    Compliance with Applicable Law.

        (a)    General.    Elk County holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects with, applicable laws, statutes, orders, rules and regulations of any federal, state or local governmental authority relating to it, other than where such failure to hold or failure to comply would neither result in a limitation in any material respect on the conduct of Elk County's business nor otherwise have a Material Adverse Effect on Elk County. All of such licenses, franchises, permits and authorizations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the best of Elk County's knowledge, threatened.

        (b)    No Notices.    Except as disclosed in the Elk County Disclosure Schedule, Elk County has not received any notification or communication from any Regulatory Authority (i) asserting that it is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which noncompliance has or could reasonably be expected to have a Material Adverse Effect on Elk County, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to it, (iii) requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit in any manner its operations or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner its operations (any such notice, communication, memorandum, agreement or order described in this sentence shall be referred to herein as a "Regulatory Agreement"). Except as disclosed in the Elk County Disclosure Schedule, Elk County has not consented to or entered into any Regulatory Agreement.

        3.13    Benefit Plans.    Elk County has previously delivered to Emclaire true and complete copies of all employee pension benefit plans, profit sharing plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, settlement plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans, policies, agreements and arrangements, all of which are set forth in the Elk County Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Elk County. Neither Elk County nor any pension plan maintained by Elk County has incurred, directly or indirectly, any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. With respect to each of such plan that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Elk County has not incurred nor is it subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply in all material respects with ERISA and the IRC. Except as disclosed in the Elk County Disclosure Schedule, Elk County does not have any material liability under any such plan which pursuant to GAAP is required to be reflected on or disclosed in (pursuant to a footnote or otherwise) the Elk County Financials and which is not so reflected or disclosed thereon. To the best knowledge of Elk County, except as disclosed in the Elk County Disclosure Schedule, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408) has occurred with respect to any employee benefit plan maintained by Elk County that would be taxed under IRC Section 4975. Elk County provides continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 498OB(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

        3.14    Brokers and Finders.    Except as disclosed in the Elk County Disclosure Schedule, neither Elk County nor any of its officers, directors, employees or agents has employed any broker, finder or financial advisor, or incurred any liability for any fee or commission to any such person, in connection with the transactions contemplated by this Agreement.

        3.15    Environmental Matters.    Except as disclosed in the Elk County Disclosure Schedule, Elk County is not in violation of any Environmental Law at any properties it owns or operates (a "Violation"), and no properties owned or operated by Elk County, for which Elk County could be subject to any liability under any Environmental Law, are in or contain such condition or conditions, including the presence of any Hazardous Materials thereon, thereat or thereunder, that would constitute a basis of liability under any Environmental Law (a "Condition"), except for Violations or Conditions that, individually or in the aggregate, would not have a Material Adverse Effect on Elk County. Except as disclosed in the Elk County Disclosure Schedule, there are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted, pending or, to the best of Elk County's knowledge, threatened relating to any actual or potential Condition or Violation.

        3.16    Business of Elk County.    Except as disclosed in the Elk County Disclosure Schedule, since December 31, 2007, Elk County has conducted its business only in the ordinary course and has not taken any action that would otherwise be prohibited by the provisions of Section 5.01 hereof.

        3.17    Loan Portfolio.    The allowance for loan losses reflected, and to be reflected, in the Elk County Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Elk County Financials are, and will be, adequate in accordance with the requirements of GAAP, and no Regulatory Authority has required or requested Elk County to increase any allowance for loan losses. Elk County has disclosed to Emclaire in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Elk County that have been classified as "Other Loans Specifically Monitored", "Special Mention", "Substandard", "Doubtful , "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import, and Elk County shall, promptly after the end of any month between the date hereof and the Closing Date, inform Emclaire of any additional loans so classified at any time after the date hereof. The "Real Estate Owned" included in any nonperforming assets of Elk County is carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

        3.18    Information to be Supplied.    The information supplied, or to be supplied, by Elk County for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

        3.19    Reorganization.    As of the date hereof, Elk County is aware of no reason why the Conversion Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

        3.20    Representations True and Correct.    No representations made by Elk County in this Agreement or in the Elk County Disclosure Schedule contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made not misleading. None of the information contained in the Elk County Financials, the Elk County Regulatory Reports or any other documents or reports provided by or for Elk County to Emclaire contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

        3.21    Proxy Statement / Prospectus.    At the time the Proxy Statement / Prospectus is mailed to eligible members of Elk County and at all times subsequent to such mailing, up to and including the time of completion of the sale of Emclaire Common Stock to be sold in the Conversion Merger, such Proxy Statement / Prospectus (including any supplements thereto), with respect to all information relating to Elk County, will:

          (a)   comply in all material respects with applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and the applicable rules and regulations of the OTS and the Department; and

          (b)   not contain any statement that, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to such matters that has become false or misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EMCLAIRE AND THE BANK

        Emclaire and the Bank hereby represent and warrant to Elk County that, except as set forth in the Emclaire Disclosure Schedule, which has previously been delivered to Elk County:

  4.01    Organization.

        (a)    General.    Emclaire is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Emclaire has all requisite power and authority and is duly qualified and licensed to conduct its business and operations as now being conducted and to own, lease and operate the properties and assets now owned or leased by it as presently operated. Emclaire is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a Material Adverse Effect on Emclaire, taken as a whole.

        (b)    Capitalization.    The authorized capital stock of Emclaire consists of 12,000,000 shares of Emclaire Common Stock and 3,000,000 shares of Emclaire Preferred Stock. As of the date hereof, 1,267,835 shares of Emclaire Common Stock are issued and outstanding and no shares of Emclaire Preferred Stock have been issued. All outstanding shares of Emclaire Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Emclaire Common Stock have been issued in violation of the preemptive rights of any person, firm or entity. The shares of Emclaire Common Stock to be offered to qualifying deposit accountholders and borrowers from Elk County pursuant to this Agreement in connection with the Conversion Merger have been duly authorized and at the Merger Effective Time, the shares of Emclaire Common Stock issued to such qualifying deposit accountholders and borrowers will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any person.

        (c)    Emclaire Subsidiaries.    The Emclaire Disclosure Schedule lists each direct and indirect subsidiary of Emclaire, including the Bank (individually a "Emclaire Subsidiary" and collectively the "Emclaire Subsidiaries"). Each of the Emclaire Subsidiaries is duly organized, validly existing and in good standing under the laws of the respective jurisdiction under which it is organized, as set forth in the Emclaire Disclosure Schedule. Each Emclaire Subsidiary has all requisite power and authority and is duly qualified and licensed to conduct its business and operations as now being conducted and to own, lease and operate the properties and assets now owned or leased by it as presently operated. Each Emclaire Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a Material Adverse Effect on Emclaire and the Emclaire Subsidiaries, as a whole.

        (d)    Deposit Insurance.    The deposits of the Bank are insured by the DIF to the maximum extent provided by law.

  4.02    Authority: No Violation.

        (a)    Authority.    Each of Emclaire and the Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and by the Plan of Conversion. The execution and delivery of this Agreement by each of Emclaire and the Bank and the consummation by them of the transactions contemplated hereby and by the Plan of Conversion have been duly and validly approved by the Boards of Directors of Emclaire and the Bank and no other corporate proceedings on the part of Emclaire are necessary for the due authorization of the Agreement and the consummation of the transactions contemplated hereby and by the Plan of Conversion. Subject to receipt of all required approvals of Regulatory Authorities, this Agreement constitutes the valid and binding obligation of Emclaire and the Bank, enforceable against Emclaire and the Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        (b)    No Conflict or Breach.    Neither the execution and delivery of this Agreement by Emclaire and the Bank nor the consummation of the transactions contemplated hereby and by the Plan of Conversion, will (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Emclaire or the Articles of Incorporation, Articles of Association, Charter or other organizing document or Bylaws of any Emclaire Subsidiary, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Emclaire or any Emclaire Subsidiary or to any of their properties or assets or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Emclaire or any Emclaire Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Emclaire or any Emclaire Subsidiary is a party or by which Emclaire or any Emclaire Subsidiary or any of their properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under this clause (iii) none of which, either individually or in the aggregate, will have a Material Adverse Effect on Emclaire and its Emclaire Subsidiaries, as a whole, or Emclaire's ability to perform any of its obligations under this Agreement.

  4.03    Financial Statements.

        (a)    Emclaire Financials.    Emclaire has previously delivered to Elk County the Emclaire Financials set forth in the Emclaire Disclosure Schedule. As soon as available, Emclaire will furnish Elk County with the Emclaire Financials for the fiscal years and/or calendar quarters ending after the date hereof. The annual financial statements of Emclaire have been, and will be, prepared in accordance with GAAP applied on a consistent basis throughout the period covered by such statements. The quarterly financial statements of Emclaire are true and correct in all material respects and accurately reflect the financial condition of Emclaire. The Emclaire Financials fairly present, or will fairly present, the financial position, results of operations and cash flows of Emclaire as of and for the periods ending on the dates thereof. As of the dates of the Emclaire Financials referred to above, Emclaire did not have any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Emclaire financial statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Elk County. Since March 31, 2008, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Emclaire.

        (b)    No Undisclosed Liabilities.    At the date of any balance sheet included or to be included in the Emclaire Financials, Emclaire did not have, and will not have, any liabilities or obligations which are not reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities and obligations which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations which are disclosed in the Emclaire Disclosure Schedule.

        4.04    Taxes.    All federal, state, local and foreign Tax Returns and estimates required to be filed by or on behalf of Emclaire have been, or will be, timely filed or requests for extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects. All Taxes shown or required to be shown on Tax Returns filed or required to be filed (as determined without regard to extensions) by or on behalf of Emclaire have been, or will be, timely paid in full or adequate provision has been made for any such Taxes in the Emclaire Financial Statements. There is no audit examination, deficiency or refund litigation with respect to any Taxes of Emclaire that could result in a determination that would have a Material Adverse Effect on Emclaire. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such Taxes in the Emclaire Financial Statements. Emclaire has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Taxes due that is currently in effect.

        4.05    SEC Reporting Obligations.    Since January 1, 2003, Emclaire has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC. As of their respective dates, each of such reports and statements, as amended, were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and none of the information contained in such reports and statements was false or misleading with respect to any material fact, or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date

        4.06    Consents and Approvals.    No consents or approvals of, notices to, exemptions or waivers by, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with the execution, delivery and performance of this Agreement by Emclaire and the consummation by Emclaire of the transactions contemplated hereby and by the Plan of Conversion, except for (i) the filing of the required Applications with and the approval or non-objection of the OTS, the FRB, the OCC and the Department; (ii) the filing with the SEC of a Registration Statement registering the Emclaire Common Stock to be issued in connection with this Agreement and the transactions contemplated hereby; (iii) any approvals under the securities or blue sky laws of the various states; (iv) the adoption of this Agreement by the sole stockholder of Emclaire; (v) the filing of the Articles of Merger with the Department and the OCC; and (vi) such other filings, authorizations and approvals as may be set forth in the Emclaire Disclosure Schedule.

        4.07    Legal Proceedings.    Except as disclosed in the Emclaire Disclosure Schedule, neither Emclaire nor any Emclaire Subsidiary is a party to, and there are not pending, or, to their knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Emclaire or any Emclaire Subsidiary or their officers and directors; (ii) to which Emclaire's or any Emclaire Subsidiary's assets are subject; (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or (iv) which could adversely affect the ability of Emclaire to perform its obligations under this Agreement, except for any proceedings, claims, actions, investigations or inquiries which, individually or in the aggregate, could not be reasonably expected to have Material Adverse Effect on Emclaire and the Emclaire Subsidiaries, as a whole. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Emclaire, any of its Subsidiaries or the assets of Emclaire or any of its Subsidiaries, which has had, or could reasonably be expected to have, a Material Adverse Effect on Emclaire or the Emclaire Subsidiaries. No director or officer of Emclaire or its Subsidiaries currently is being indemnified or seeking to be indemnified by Emclaire or its Subsidiaries pursuant to applicable law or their governing documents.

        4.08    Insurance.    Emclaire is presently insured for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Emclaire are in full force and effect, Emclaire is not in default thereunder, and all material claims thereunder have been filed in due and timely fashion. In the best judgment of Emclaire management, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date thereof. A description of all currently maintained insurance is set forth in the Emclaire Disclosure Schedule. Emclaire has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased.

  4.09    Compliance with Applicable Law.

        (a)    General.    Emclaire holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects with, applicable laws, statutes, orders, rules and regulations of any federal, state or local governmental authority relating to it, other than where such failure to hold or failure to comply would neither result in a limitation in any material respect on the conduct of Emclaire's business nor otherwise have a Material Adverse Effect on Emclaire. All of such licenses, franchises, permits and authorizations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the best of Emclaire's knowledge, threatened.

        (b)    No Notices.    Except as disclosed in the Emclaire Disclosure Schedule, Emclaire has not received any notification or communication from any Regulatory Authority (i) asserting that it is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which noncompliance has or could reasonably be expected to have a Material Adverse Effect on Emclaire, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to it, (iii) requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit in any manner its operations or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner its operations. Except as disclosed in the Emclaire Disclosure Schedule, Emclaire has not consented to or entered into any Regulatory Agreement.

        4.10    Environmental Matters.    Except as disclosed in the Emclaire Disclosure Schedule, Emclaire is not in violation of any Environmental Law at any properties it owns or operates (a "Violation"), and no properties owned or operated by Emclaire, for which Emclaire could be subject to any liability under any Environmental Law, are in or contain such condition or conditions, including the presence of any Hazardous Materials thereon, thereat or thereunder, that would constitute a basis of liability under any Environmental Law (a "Condition"), except for Violations or Conditions that, individually or in the aggregate, would not have a Material Adverse Effect on Emclaire. Except as disclosed in the Emclaire Disclosure Schedule, there are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted, pending or, to the best of Emclaire's knowledge, threatened relating to any actual or potential Condition or Violation.

        4.11    Information to be Supplied.    The information supplied, or to be supplied, by Emclaire for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

        4.12    Representations True and Correct.    No representations made by Emclaire and the Bank in this Agreement or in the Emclaire Disclosure Schedule contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made not misleading. None of the information contained in any documents or reports provided by or for Emclaire and the Bank to Elk County contains any untrue statements of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

        4.13    Proxy Statement / Prospectus.    At the time the Proxy Statement / Prospectus is mailed to eligible members of Elk County and at all times subsequent to such mailing, up to and including the time of completion of the sale of Emclaire Common Stock to be sold in the Conversion Merger, such Proxy Statement / Prospectus (including any supplements thereto), with respect to all information relating specifically to Emclaire or the Bank, will: (a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and the applicable rules and regulations of the OTS and the Department; and (b) not contain any statement that, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to such matters that has become false or misleading.

ARTICLE V
COVENANTS OF THE PARTIES

  5.01    Conduct of Elk County's Business.

        (a)    Ordinary Course.    From the date of this Agreement to the Closing Date, Elk County will conduct its business and engage in transactions only in the ordinary course of business and consistent with past practice, except as otherwise required by this Agreement or with the prior written consent of Emclaire. Elk County will use its best efforts to (i) maintain and preserve intact its business organization, properties, assets, leases, employees and advantageous business relationships and retain the services of its officers and key employees; (ii) take no action that would adversely affect or delay the ability of Elk County, Emclaire or the Bank to obtain any necessary approvals, consents or waivers of the Regulatory Authorities required for the transactions contemplated hereby and by the Plan of Conversion or to perform its covenants and agreements on a timely basis under this Agreement and the Plan of Conversion; and (iii) take no action that is reasonably likely to have a Material Adverse Effect on Elk County. Without limiting the foregoing, from the date of this Agreement to the Closing Date, except as otherwise consented to or approved by Emclaire in writing or as permitted or required by this Agreement or the Plan of Conversion, Elk County will not:

            (i)  Compensation.    Grant any severance or termination pay to (other than pursuant to the existing plans and policies of Elk County disclosed in Section 3.09(a) or 3.13 of the Elk County Disclosure Schedule), or enter into or amend any employment or severance agreement with, any employee, officer or director of Elk County, or increase the rate of compensation of the directors, officers and employees of Elk County;

           (ii)  Extraordinary Transactions.    Merge or consolidate with any other corporation or other entity, sell or lease all or any substantial portion of the assets or business of Elk County, make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between Elk County and any other person, enter into a purchase and assumption transaction with respect to deposits and liabilities, permit the revocation or surrender by Elk County of its certificate of authority to maintain, or file an application for the relocation of, its existing offices or file an application for a certificate of authority to establish a new branch office;

         (iii)  Liens, Indebtedness and Other Matters.    Sell or otherwise dispose of any asset of Elk County other than in the ordinary course of business consistent with past practice, subject any asset of Elk County to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, transactions in "federal funds" and any lien, pledge, security interest or other encumbrance incurred in the ordinary course of business consistent with past practice which does not have or could not reasonably be expected to have a Material Adverse Effect on Elk County), modify in any material respect the manner in which Elk County has heretofore conducted its business, enter into any new line of business or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

          (iv)  Representations and Warranties.    Take any action which would result in any of the representations and warranties of Elk County set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied;

           (v)  Accounting Matters.    Change any method, practice or principle of accounting, or change any assumption underlying, or any method of calculation of, depreciation of any type of asset or establishment of any reserve or increase the provision or allowance for loan losses;

          (vi)  Modification of Agreements.    Waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which Elk County is a party, other than in the ordinary course of business, consistent with past practice;

         (vii)  Employee Benefits Plans.    Implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law or to the extent such amendments do not result in an increase in cost;

        (viii)  Amendment of Organizational Documents.    Amend the Charter or Bylaws of Elk County except as may be required to effect the Conversion Merger;

          (ix)  Affiliate Transactions.    Engage in any transaction with an affiliate, within the meaning of Sections 23A and 23B of the Federal Reserve Act and the OTS regulations thereunder; or

           (x)  Change in Policies.    Change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law or regulations.

        (b)    Specific Prohibitions.    For purposes of this Section 5.01, it shall not be considered in the ordinary course of business for Elk County to do any of the following: (i) make any capital expenditure of $10,000 or more not disclosed in Section 5.01(b) of the Elk County Disclosure Schedule without the prior written consent of Emclaire; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $25,000, other than pledges of assets to secure government deposits, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio of Elk County or repurchase agreements made, in each case, in the ordinary course of business; (iii) undertake or enter into any lease, contract or other commitment for its account involving a payment by Elk County of more than $10,000 annually, or containing a material financial commitment and extending beyond six months from the date hereof, other than in the normal course of providing credit to customers as part of its banking business, and agreements for professional services incurred in connection with the transactions contemplated by this Agreement; (iv) invest in any investment securities other than United States government agencies with a term of one (1) year or less or federal funds; or (v) originate or acquire any loans or extensions of credit in excess of $100,000 except for any lending commitments outstanding on the date hereof.

  5.02    Access: Confidentiality.

        (a)    Reasonable Access.    From the date of this Agreement through the Closing Date, Elk County, on one hand, and Emclaire and the Bank, on the other hand, shall each afford to the other party and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours following reasonable notice; and the officers of Elk County or Emclaire and the Bank, as the case may be, will furnish any party making such investigation with such financial and operating data and other information with respect to their respective businesses, properties, assets, books and records and personnel as the party making such investigation shall from time to time reasonably request. Neither Elk County, on one hand, nor Emclaire and the Bank, on the other hand, shall be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or would contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the proceeding sentence apply.

        (b)    Conduct of Investigation.    Emclaire, the Bank and Elk County agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the parties hereto.

        (c)    Confidentiality.    All information furnished pursuant to this Agreement by each of Elk County, Emclaire or the Bank to the other shall be treated as the sole property of the furnishing party. If the transactions contemplated by this Agreement shall not be consummated, each party will, and will cause its agents to, return all documents, records or other materials containing, reflecting, referring to or prepared on the basis of such information to be kept confidential, except to the extent such information becomes public through no fault of Emclaire, the Bank or Elk County, as the case may be, or any of their representatives or agents and except to the extent disclosure of any such information is legally required. Each party shall give prompt notice to the other of any contemplated disclosure where such disclosure is so legally required.

  5.03    Regulatory Matters and Consents.

        (a)    Applications.    Emclaire, the Bank and Elk County will prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

        (b)    Required Information.    Each of Emclaire and the Bank, on one hand, and Elk County, on the other hand, will furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing made by or on behalf of either party to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

        (c)    Communications.    Emclaire and the Bank, on one hand, and Elk County, on the other hand, will each promptly furnish the other with copies of written communications addressed to, or received by it from any Regulatory Authority in connection with the transactions contemplated hereby.

        (d)    Cooperation.    Emclaire and the Bank, on one hand, and Elk County, on the other hand, will cooperate with each other in the preparation of all information and materials reasonably requested by the other party or necessary to effectuate the Conversion Merger, including: (i) the preparation and mailing of proxy materials and stock offering materials to the members of Elk County and others upon receipt of required regulatory approvals; (ii) the filing of all Applications and other required or reasonably requested materials with the Regulatory Authorities; (iii) the taking of all actions reasonably necessary to obtain all required regulatory approvals; and (iv) if necessary, obtaining a comfort letter from its accounting firm for use in connection with the Conversion Merger.

        5.04    Taking of Necessary Actions.    Subject to the terms and conditions herein provided, and in addition to any specific agreements contained herein, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement upon all of the terms and conditions set forth herein.

        5.05    Employment Issues and Related Matters.    Emclaire hereby agrees that:

        (a)    Employees.    The Bank shall notify the employees of Elk County as soon as practical following its review of operations as to what the Bank's staffing requirements will be following the Closing Date. Prior to the Closing Date, the Bank will notify Elk County's employees of the offers for positions with the Bank at the current office of the Bank in Ridgway, Pennsylvania. Elk County employees as of the Closing Date who are not retained by the Bank following the Closing Date, or who are offered a position and decline employment with the Bank, shall receive severance pay in the amount set forth in the Elk County Disclosure Schedule (the "Severance Payment"). The payment of any such Severance Payment shall comply with Section 409A of the IRC, to the extent applicable. In the event that any of the Elk County employees who accept employment with the Bank are terminated by the Bank without cause within one year of the Closing Date, the Bank will make the same Severance Payment to the terminated employee. For purposes of determining the "base pay" for part-time employees of the Bank, Emclaire will use the average weekly cash compensation received by the part-time employee during the one-year period prior to the Closing Date. Employees of Elk County who are employed by the Bank shall continue to be employees "at will."

        (b)    Employee Benefits.    All Elk County employees who become employees of Emclaire or the Bank will be eligible to participate in the same benefit plans and compensatory programs that are generally afforded to other employees of the Bank who hold similar positions, subject to the terms and conditions under which those plans and programs are made available to employees of the Bank; provided that employment with Elk County shall be treated as employment with the Bank for purposes of determining eligibility and vesting under all benefit plans and programs. Elk County employees who are not retained by the Bank following the Closing Date, or who are offered a position and decline employment with the Bank, as set forth in subsection (a) of this Section 5.05, will receive a payment equal to the present value as of the Closing Date of 18 months of healthcare benefits based on the current level of such benefits paid by Elk County.

        (c)    Indemnification.    From and after the Closing Date, Emclaire shall indemnify and hold harmless each present and former director, officer and employee of Elk County determined as of the Closing Date (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (collectively, "Claims"), to the fullest extent to which such Indemnified Parties were entitled under Pennsylvania law, the Charter and Bylaws of Elk County as in effect on the date hereof, except for Claims resulting from or arising out of the Indemnified Parties' gross negligence, wrongful misconduct, fraud or intentional acts, provided, however, that all rights to indemnification in respect to any claim asserted or made within such period shall continue until the final disposition of such claim.

        Any Indemnified Party wishing to claim indemnification under this Section 5.05(c), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Emclaire, but the failure to so notify shall not relieve Emclaire of any liability it may have to such Indemnified Party if such failure does not materially prejudice Emclaire. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) Emclaire shall have the right to assume the defense thereof and Emclaire shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Emclaire elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Emclaire and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Emclaire, and Emclaire shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Emclaire shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

        In the event that Emclaire or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 5.05(c), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

        (d)    Insurance.    Emclaire and the Bank shall maintain a directors' and officers' liability insurance policy covering the Indemnified Parties Costs in connection with any Claims for a period of three (3) years after the Closing Date at annual premiums no greater than 150% of the annual premium of the directors' and officers' liability insurance maintained by Elk County as of the date hereof. With the prior written consent of Emclaire, such insurance policy may be acquired by Elk County prior to the Closing Date.

        (e)    Advisory Board.    The Bank shall, effective as of the Closing Date, cause each director of Elk County, if such persons are willing to serve, to be elected or appointed as members of an Advisory Board to the Bank (the "Bank Advisory Board") to be established by the Bank, the function of which shall be to assist the Bank to maintain current Elk County customer relationships. The Bank Advisory Board will be maintained for a period of two years and shall meet on a quarterly basis. Each member of the Bank Advisory Board shall receive fees for each quarterly meeting equal to $1,750.

        (f)    Retention Bonus.    Emclaire agrees to create a retention bonus pool in order to help retain key employees. Employees of Elk County will be eligible to participate in the retention bonus pool. The amount to be awarded to an eligible employee, determined by Emclaire in consultation with Elk County, is set forth in the Elk County Disclosure Schedule. Retention bonuses shall be paid only if the employee continues to be employed as of the Closing Date.

        (g)    Retirement Plans or Arrangements.    Emclaire agrees to honor the terms of the retirement plans or arrangements which have been disclosed in the Elk County Disclosure Schedule. As soon as practicable after the execution of this Agreement, the parties will cooperate to cause such plans or arrangements to be amended or modified, as applicable, and take such other action in a manner reasonably acceptable to Emclaire to provide that such plans or arrangements will terminate upon the Closing Date.

        (h)    Consulting Arrangements.    Emclaire will enter into a consulting agreement with the current managing officer of Elk County for a period of six months from the Closing Date. In exchange for the consulting services provided, Emclaire, under such agreement, will pay the current managing officer of Elk County a monthly rate equal to 1/12 of the officer's annual base pay as of the Closing Date.

        5.06    No Solicitation.    Elk County shall not nor shall it permit any officer, director or employee of Elk County, or any investment banker, attorney, accountant or other representative retained by Elk County to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond favorably to requests for information, inquiries, or other communications from, any person other than Emclaire concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of Elk County, or any assets or business of Elk County, except that Elk County's officers and directors may respond to inquiries from depositors and Regulatory Authorities in the ordinary course of business.

        5.07    Disclosure Obligations.    Emclaire and Elk County shall each promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. Emclaire and Elk County shall each update any schedule provided pursuant to this Agreement as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed on such schedule. The delivery of such additional schedules by a party shall not relieve such party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the conditions set forth in Sections 6.01 and 6.02 hereof, as the case may be.

        5.08    Reorganization.    Neither Emclaire, the Bank nor Elk County shall knowingly take any action that would, or is reasonably likely to, prevent or impede the Conversion Merger from qualifying as a reorganization under Section 368(a) of the IRC or to cause the loss of any Elk County net operating losses that may be carried forward.

        5.09    Elk County Undertakings.    Elk County shall:

        (a)    Mutual-to-Stock Conversion.    Take all actions necessary with the appropriate Regulatory Authorities and otherwise use its best efforts to cause the conversion of Elk County from a Pennsylvania-chartered mutual savings association to a Pennsylvania-chartered stock savings association;

        (b)    Delivery of Financial Statements.    Deliver to Emclaire, as soon as practicable after the end of each fiscal year and/or calendar quarter the applicable Elk County Financials, which Elk County Financials shall fairly reflect Elk County's financial condition and results of operations and cash flows for the periods presented; and

        (c)    Taxes.    File all federal, state, and local tax returns required to be filed by Elk County on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such return on or before the date such payment is due.

        5.10    Public Announcements.    Emclaire and Elk County shall mutually agree upon the form and substance of any press release related to this Agreement and the transactions contemplated hereby and upon the form and substances of other public disclosures related thereto, including without limitation, communications to Elk County depositors, Elk County internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure that is required by law or that its counsel deems necessary.

ARTICLE VI
CONDITIONS

        6.01    Conditions to Elk County's Obligations under this Agreement.    The obligations of Elk County hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Elk County pursuant to Section 8.03 hereof.

        (a)    Representations, Warranties and Covenants.    The obligations of Emclaire and the Bank required by this Agreement to be performed by Emclaire or the Bank at or prior to the Closing Date shall have been duly performed and complied with in all material respects, except where the failure to perform or comply with such obligations would not, individually or in the aggregate, constitute a Material Adverse Effect on Emclaire and the Emclaire Subsidiaries, as a whole, and the representations and warranties of Emclaire and the Bank set forth in this Agreement shall be true and correct as of the date of this Agreement, and (except as to any representation or warranty that specifically relates to an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as to representations, warranties or covenants where the facts that cause the failure of any representations, warranties or covenants to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on Emclaire and the Emclaire subsidiaries, as a whole.

        (b)    Approval by Members.    This Agreement and the Plan of Conversion shall have been duly approved by the affirmative vote of the members of Elk County in accordance with applicable Pennsylvania law and OTS regulation.

        (c)    Approvals of Regulatory Authorities.    All approvals of Regulatory Authorities required in connection with the transactions contemplated hereby shall have been received, including, without limitation, the approvals of the Regulatory Authorities referred to in Section 3.04 hereof, which approvals, in the good faith judgment of Elk County's Board of Directors, shall not impose any condition or requirement that would, directly or indirectly, materially adversely affect the terms of the Conversion Merger as they relate to Elk County, its directors or employees; and all notice and waiting periods required thereunder shall have expired or been terminated.

        (d)    No Litigation or Injunction.    There shall be no suit, action, or other proceeding initiated by any governmental agency seeking to enjoin or prohibit the consummation of the transactions contemplated hereby. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby.

        (e)    No Material Adverse Change.    There shall not have occurred any Material Adverse Effect with respect to Emclaire and the Emclaire Subsidiaries, as a whole, since December 31, 2007.

        (f)    Officer's Certificate.    Emclaire shall have delivered to Elk County a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a)-(e) of this Section 6.01 have been satisfied, to the best knowledge of the officer executing the same.

        6.02    Conditions to Emclaire's Obligations under this Agreement.    The obligations of Emclaire hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Emclaire pursuant to Section 8.03 hereof.

        (a)    Representations, Warranties and Covenants.    The obligations of Elk County required by this Agreement to be performed by Elk County at or prior to the Closing Date shall have been duly performed and complied with in all material respects, except where the failure to perform or comply with such obligations would not, individually or in the aggregate, constitute a Material Adverse Effect on Elk County and the representations and warranties of Elk County set forth in this Agreement shall be true and correct as of the date of this Agreement, and (except as to any representation or warranty that specifically relates to an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as to representations, warranties or covenants where the facts that cause the failure of any representations, warranties or covenants to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on Elk County.

        (b)    Approval by Members.    This Agreement and the Plan of Conversion shall have been duly approved by the affirmative vote of the members of Elk County in accordance with applicable Pennsylvania law and OTS regulation.

        (c)    Approvals of Regulatory Authorities.    All approvals of Regulatory Authorities required in connection with the transactions contemplated hereby shall have been received, including, without limitation, the approvals of the Regulatory Authorities referred to in Section 4.06 hereof, which approvals, in the good faith judgment of Emclaire's Board of Directors, shall not impose (i) any term or condition that could reasonably be expected to have a Material Adverse Effect on Emclaire and the Emclaire Subsidiaries, taken as a whole or (ii) any condition or requirement that would, directly or indirectly, materially impair the value of Elk County to Emclaire and all notice and waiting periods required thereunder shall have expired or been terminated.

        (d)    280G Issues.    Emclaire shall be satisfied in its sole discretion, either through mutually agreeable pre-Closing amendments or otherwise, that Elk County shall have taken any and all reasonably necessary steps such that the Conversion Merger will not trigger any "excess parachute payment" (as defined in Section 280G of the IRC) under any employment, severance or change in control agreement, benefit plans, or similar arrangements between Elk County and any officer, director, or employee thereof.

        (e)    No Litigation or Injunction.    There shall be no suit, action, or other proceeding initiated by any governmental agency seeking to enjoin the consummation of the transactions contemplated hereby or by the Plan of Conversion. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby or by the Plan of Conversion.

        (f)    No Material Adverse Change.    There shall not have occurred any Material Adverse Effect with respect to Elk County since December 31, 2007.

        (g)    Officer's Certificate.    Elk County shall have delivered to Emclaire a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president to the effect that the conditions set forth in subsections (a)-(f) of this Section 6.02 have been satisfied, to the best knowledge of the officer executing the same.

        (h)    Tax Opinion.    Emclaire shall have received an opinion of counsel to Emclaire that the Conversion Merger shall qualify as a tax-free reorganization under the provisions of Section 368(a) of the IRC for federal tax income purposes.

ARTICLE VII
TERMINATION, WAIVER AND AMENDMENT

        7.01    Termination.    This Agreement may be terminated and the Conversion Merger abandoned on or at any time prior to the Closing Date:

        (a)    Mutual Consent.    By the mutual written consent of the parties hereto, if the Board of Directors of each of Elk County and Emclaire so determines by vote of a majority of the members of its entire Board; or

        (b)    Unilateral Termination.    By Emclaire or Elk County:

            (i)  if there shall have been any material breach of any representation, warranty, covenant or other obligation of Emclaire, on the one hand, or Elk County, on the other hand, and such breach cannot be, or shall not have been, remedied within thirty (30) days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01 unless the breach of the representation, warranty or covenant would entitle the party receiving such representation or warranty or benefited by such covenant not to consummate the transactions contemplated hereby under Section 6.01 (a) (in the case of a breach of representation or warranty or covenant by Emclaire) or Section 6.02(a) (in the case of a breach of representation or warranty or covenant by Elk County);

           (ii)  if the Closing Date shall not have occurred prior to December 31, 2008, which date shall be subject to extension by mutual consent, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date;

          (iii)  if final action has been taken by a Regulatory Authority whose approval is required in connection with this Agreement and the Plan of Conversion and the transactions contemplated hereby and thereby, which final action (a) has become unappealable and/or (b) does not approve or objects to this Agreement (in whole or in part) or the Plan of Conversion or the transactions contemplated hereby or thereby;

          (iv)  if the approval of the members of Elk County required for the consummation of the Conversion Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of members, or at any adjournment or postponement thereof;

           (v)  if the Plan of Conversion terminates in accordance with its terms, as set forth in Section X thereof;

          (vi)  if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

         (vii)  in the event that any of the conditions precedent to the obligations of Emclaire, on the one hand, or Elk County, on the other hand, to consummate the transactions contemplated by this Agreement cannot be satisfied or fulfilled by the date specified in Section 7.01(b)(ii) of this Agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

        7.02    Effect of Termination.    If this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.02(c) and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Emclaire or Elk County to the other, except for Section 8.01 and other any liability of Emclaire or Elk County arising out of a willful breach of any provision contained in this Agreement.

ARTICLE VIII
MISCELLANEOUS

        8.01    Expenses.    Each party will pay its own expenses in connection with the preparation of this Agreement. If the transactions contemplated by this Agreement are not consummated, each party hereto shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby including filing fees, legal fees, accounting fees and other expenses, provided that in the event of a termination of this Agreement resulting from a willful breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for $300,000 to the other party without prejudice to any other rights or remedies as may be available to the non-breaching party.

        8.02    Non-Survival of Representations, Warranties and Covenants.    All representations, warranties, agreements and covenants shall terminate on the Closing Date, except to the extent specifically provided in Sections 5.02(c), 5.05 and 8.01. No representation, warranty or covenant shall be interpreted or construed to confer rights upon any third party except the covenants of Emclaire contained in Section 5.05 hereof.

        8.03    Amendment, Extension and Waiver.    Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend, restate or supplement this Agreement; (b) extend the time for the performance of any of the obligations or other acts of either party hereto; (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise. This Agreement may not be amended except by an instrument in writing signed by duly authorized officers on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        8.04    Entire Agreement.    This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, except as provided in Section 5.05, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

        8.05    No Assignment.    Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

        8.06    Notices.    All notices or other communications hereunder shall be, in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), sent by overnight national delivery service or sent by telecopy, confirmation received, addressed as follows or addressed to such other address as may be specified by any party in a notice delivered pursuant to this Section 8.06:

If to Emclaire or the Bank, to: David L. Cox Emclaire Financial Corp. 612 Main Street Emlenton, Pennsylvania 16373 Facsimile: (724) 867-9326	With a copy to: Kevin M. Houlihan, Esq. Patton Boggs LLP 2550 M Street, NW Washington, DC, 20037 Facsimile: (202) 457-6315
If to Elk County, to: Roy M. Constable Elk County Savings and Loan Association 210 Main Street Ridgway, Pennsylvania 15853 Facsimile: (814) 772-0907	With a copy to: John P. Soukenik, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, NW Washington, DC 20005 Facsimile: (202) 347-2172

        8.07    Captions.    The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        8.08    Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one instrument.

        8.09    Severability.    In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause continued performance of this Agreement as contemplated herein to be unreasonable or materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

        8.10    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without reference to its conflicts of laws principles, and with the laws of the United States, as applicable.

        IN WITNESS WHEREOF, Emclaire, the Bank and Elk County have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

EMCLAIRE FINANCIAL CORP.
Attest:
/s/ William C. Marsh William C. Marsh Treasurer and Chief Financial Officer	By:	/s/ David L. Cox David L. Cox Chairman, Chief Executive Officer and President
FARMERS NATIONAL BANK OF EMLENTON
Attest:
/s/ William C. Marsh William C. Marsh President and Chief Executive Officer	By:	/s/ David L. Cox David L. Cox Chairman
ELK COUNTY SAVINGS AND LOAN ASSOCIATION
Attest:
	By:	/s/ Roy M. Constable Roy M. Constable Chairman

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  Exhibit 2.2
AGREEMENT AND PLAN OF CONVERSION MERGER